                                                                     EXHIBIT 4.1

                           SIRROM CAPITAL CORPORATION

                         REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT, dated as of August 31, 1996, by and among SIRROM CAPITAL CORPORATION, a Tennessee corporation (the "Company"), Sirrom, Ltd., a Tennessee limited partnership and Hiter Harris, Chris Williams, Dena Moore and Tiff Armstrong (each individually referred to hereinafter as a "Shareholder" and collectively as the "Shareholders").

         Section 1. Experience; Accredited Investor. Each Shareholder represents and warrants to the Company (a) that such Shareholder has carefully reviewed the Company's Registration Statement on Form N-2 dated May 17, 1996 and Company's Form 10-K for the year ended December 31, 1995, Form 10-Q for the quarter ended March 31, 1996, Proxy Statement for the 1996 Annual Meeting of Shareholders and Annual Report to Shareholders for the year ended December 31, 1995 and (b) that such Shareholder is either an "accredited investor" within the meaning of Rule 501(a) of Regulation D of the Securities Act or that each Shareholder who is not an accredited investor either alone or with his or her representative has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment.

         Each Shareholder further represents and warrants to the Company that such Shareholder is acquiring the shares of the Company's Common Stock (the "Shares"), for such Shareholder's own account for the purpose of investment and not with a view to or for sale in connection with any distribution or other allocation thereof. Each Shareholder further represents, as to himself or herself, that such Shareholder understands that (i) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act,
(ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Shares will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect. Each Shareholder further understands that the exemption from registration afforded by Rule 144 under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 affords the exemptions of sales of the Shares only in limited amounts under certain conditions. Each Shareholder
(i) acknowledges that such Shareholder has had a full opportunity to ask questions about the Company and to request from the Company and to review and has received all information which it deems relevant in making a decision to purchase the Shares being purchased or to be purchased by it or him hereunder and (ii) will comply with the applicable restrictions on transferability of the Shares contained in the Acquisition Agreement.

         Section 2. Piggyback Registration Rights. During the period beginning August 31, 1996 through August 31, 2000, whenever the Company proposes to register any common stock of the Company ("Common Stock") for its own or another person's account under the Securities Act of 1933, as amended (the "Securities Act"), for a public offering for cash, other than a registration of Common Stock relating to employee benefit plans or in connection with an acquisition, the

Company shall give the Shareholders prompt written notice of its intent to do so. Upon the written request of any Shareholder given within fifteen (15) days after receipt of such notice, the Company will, subject to the provisions of the next sentence, cause to be included in such registration all of the shares of Common Stock which such Shareholders request. If the Company is advised, in writing in good faith by the managing underwriter of the securities being offered pursuant to any registration statement under this Section 1, that the number of shares to be sold by persons other than the Company is greater than the number of such shares which can be offered without adversely affecting the offering, the Company may reduce pro rata (based upon the total number of shares proposed to be sold by the Company and all other persons entitled to request registration) the number of shares offered for the accounts of the Company and such persons to a number deemed satisfactory by such managing underwriter.

         Section 3. Registration Procedures. All expenses incurred in connection with the registrations under Section 2 (including all registration, filing, qualification, printer's and accounting fees, but excluding the fees of counsel for the selling Shareholders and underwriting commissions and discounts relating to the selling Shareholders' shares) shall be borne by the Company.
In connection with registrations under Section 2 , the Company shall (i) use its best efforts to prepare and file with the Securities and Exchange Commission (the "Commission") as soon as reasonably practicable, a registration statement with respect to the shares to be registered and use its best efforts to cause such registration to promptly become and remain effective for a period of at least ninety (90) days (or such shorter period during which selling shareholders shall have sold all Common Stock which were then requested to be registered); (ii) use its best efforts to register and qualify the Common Stock covered by such registration statement under applicable state securities laws as shall be reasonably appropriate for the distribution of the Common Stock; and (iii) take such other actions as are reasonable and necessary to comply with the requirements of the Securities Act and the regulations thereunder, or the reasonable request of any holder in light of the circumstances of the particular plan of distribution, with respect to the registration and distribution of the Common Stock. The Company is not obligated to effect registration or qualification under Section 2 in any jurisdiction requiring it to qualify to do business or to execute a general consent to service of process.

         IN WITNESS WHEREOF, the Company has executed this Agreement as of the __ day of ________, 1996.

                             SIRROM CAPITAL CORPORATION



                             By:
                                 --------------------------

                             Title:
                                    -----------------------




                             SHAREHOLDERS


                             ------------------------------
                             H. Hiter Harris


                             ------------------------------
                             Christopher H. Williams


                             ------------------------------
                             Dena Frith Moore


                             ------------------------------
                             Tiffany Armstrong